Exhibit 99.1

FOR IMMEDIATE RELEASE

Surgalign Announces FDA 510(k) Clearance of the CorteraTM Spinal Fixation System – The Company’s New Flagship Posterior Fixation Platform

DEERFIELD, Ill., August 24, 2022 — Surgalign Holdings, Inc., (NASDAQ: SRGA) a global medical technology company focused on elevating the standard of care by driving the evolution of digital health, today announced FDA 510(k) clearance of the CorteraTM Spinal Fixation System. This new flagship product from Surgalign is a key piece to the foundational portfolio designed to drive the company’s future growth over the next 10 years and to enable market share gains in the estimated $2.2B US posterior fixation market.

“The Cortera system is a testament to the spine engineering talent and expertise we’ve assembled in very short order, as we moved from zero engineers in the United States following the RTI divestiture two years ago, to approximately 30 today,” stated Terry Rich, President and CEO of Surgalign. “Thanks to our team and incredible surgeon partners, we progressed from company inception to FDA 510(k) clearance with a very polished system in approximately 16 months. We are excited with the prospects the Cortera system brings to Surgalign, and those around the world who rely on our technology to drive better patient outcomes.”

At its core, Cortera is a 5.5/6.0mm rod pedicle screw system, that has both open and MIS modules. The system boasts a feature-rich screw design that maintains a comparatively low profile and a newly designed locking mechanism.

“Cortera resulted from the culmination of efforts by some of the most experienced and knowledgeable surgeons, engineers, and project team members in the world. The system is hands down the most precise, elegant and comprehensive screw that currently exists in my opinion.” said Dr. Jeremy Smith, Chief of Spine, Hoag Orthopedic Institute. “I find the system has an evolved sophistication that provides a high-quality user experience and enhanced clinical performance in challenging pathologies.”

The Cortera system was strategically designed to maximize adoption in the spine market—today and for the future of evolving techniques and technology. Cortera is yet another system that demonstrates how spinal implants will be deployed with technologies like the Company’s Holo PortalTM surgical guidance.

“What excites me about Cortera is how the system was forward-thinking to the technology evolution we are witnessing now in spine surgery,” said Dr. Craig Meyer, a Cedars-Sinai MIS Fellowship trained spine surgeon, practicing in Columbia, MO. “This is an exciting time to be a spine surgeon and hardware systems like Cortera will facilitate our rapid evolution of techniques to perform spinal surgery when integrated with technologies like Holo Portal.”

The Company will integrate the Cortera system with the Holo Portal surgical guidance system designed to create an unrivaled user experience for pedicle screw navigation. The Company is planning additional implants and instruments to add to the Cortera system over the next 3-4 years to expand applications of the system into a majority of posterior fixation spinal procedures.

The Cortera Spinal Fixation System limited market release is expected to positively contribute to Q4 2022 results and in the coming years. The Company expects Cortera will help accelerate adoption of the Holo Portal surgical guidance system by offering surgeons and hospitals two state-of-the-art technologies packaged together to perform spinal fusion procedures.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company committed to the promise of digital health to drive transformation across the surgical landscape. Uniquely aligned and resourced to advance the standard of care, the company is building technologies physicians and other health providers will look to for what is truly possible for their patients. Surgalign is focused on developing solutions that predictably deliver superior clinical and economic outcomes. Surgalign markets products throughout the United States and in approximately 50 countries worldwide through an expanding network of top independent distributors. Surgalign is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Warsaw and Poznan, Poland, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements based on management’s current expectations, estimates and projections about our products, company, and industry, our management’s beliefs, and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and other variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in our public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov.

Investor and Media Contact:	Surgalign Contact:
Glenn Wiener	Kristine Simmons
E: gwiener@gwcco.com	E: ksimmons@surgalign.com
T: +1 917 887 8434	T: +1 619 206 4648